Exhibit 99.1

FOR IMMEDIATE RELEASE

Charah Solutions, Inc. Reports Second Quarter 2019 Financial Results

Louisville, KY – August 14, 2019 – Charah® Solutions, Inc. (NYSE: CHRA) (“Charah Solutions” or the “Company”), a leading provider of environmental and maintenance services to the power generation industry, today announced financial results for the quarter and year to date ended June 30, 2019. Revenues for the second quarter of 2019 were $120.9 million with a net loss attributable to Charah Solutions of $(18.0) million, or $(0.61) per basic share. Adjusted net loss1 and adjusted loss per basic share1 were $(9.5) million and $(0.32), respectively. Adjusted EBITDA1 was $(2.4) million. Second quarter results include the impact of a $10 million reversal in revenue associated with the Brickhaven contract termination payment of $80 million.

“While our second quarter results were disappointing, in this transition year, we are committed to making adjustments to improve our operating efficiency, reduce our debt levels and increase our margin potential,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions. “We were pleased to finalize an $80 million recovery for the Brickhaven termination, and we have secured approximately $275 million in new awards year-to-date. Additionally, we have $400 million in verbal awards currently under negotiation, and we continue to expect additional positive proposal developments in the second half of 2019 and 2020. The combination of backlog generated year-to-date and verbal awards under negotiation is trending towards one of our strongest business development years on record.”

“Going forward, we are focused on utilizing our positive cash flows to significantly reduce net debt and position the company to take advantage of the estimated $75+ billion in coal ash remediation opportunities in the U.S. and the increasing demand for coal ash by cement and concrete producers,” said Mr. Sewell. “We believe the growth potential for Charah Solutions remains very strong. More than 1,000 ash ponds and landfills still require EPA-mandated closure or remediation, and we are a leading provider of those services. With our ability to provide custom solutions that combine our market-leading ash management capabilities and our proprietary beneficiation technologies, along with a regulatory environment increasingly conducive to our business, we believe we’re ideally positioned to expand our revenue-generating potential. While our highest priority will always be our commitment to safety, we are intensely focused on capturing a significant share of profitable growth opportunities.”

Summary of Financial Results

	Three Months Ended June 30,
(Unaudited, in thousands, except per share and margin data)	2019	2018
Total revenue	$120,936	$195,723
Gross (loss) profit	$(2,065)	$30,549
Gross margin	(1.7)%	15.6%
Net (loss) income attributable to Charah Solutions, Inc.	$(18,026)	$3,220
(Loss) earnings per common share (basic/diluted)	$(0.61)	$0.13
Non-GAAP Financial Measures
Adjusted net (loss) income[1]	$(9,488)	$7,857
Adjusted EBITDA[1]	$(2,353)	$25,999
Adjusted EBITDA margin[1]	(1.9)%	13.3%

1

Adjusted net (loss) income, Adjusted (loss) earnings per basic/diluted share, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. A reconciliation of Adjusted net (loss) income, Adjusted (loss) earnings per basic/diluted share and Adjusted EBITDA to the most directly comparable GAAP financial measures and a calculation of the Company’s Adjusted EBITDA margin are included in the financial tables accompanying this release.

Second Quarter 2019 Results

Revenue for the second quarter of 2019 was $120.9 million, a decrease of $74.8 million, or 38.2%, from $195.7 million in the second quarter of 2018 due primarily to project completions, reduced nuclear maintenance services and a reversal of revenue related to the Brickhaven termination payment. Gross profit decreased $32.6 million, or (106.8)%, to $(2.1) million from $30.5 million in the second quarter of 2018. Gross profit as a percentage of revenue, or gross margin, declined to (1.7)% from 15.6% in the second quarter of 2018, primarily due to lower gross margin in the Company’s Environmental Solutions segment resulting from the $10 million revenue reversal associated with the Brickhaven contract payment and one project-specific issue continuing from the first quarter of 2019.

Environmental Solutions Segment: Environmental Solutions generated revenue of $37.0 million, a decrease of $53.2 million, or 59.0%, from the second quarter of 2018, primarily driven by the project completions within our remediation and compliance services business and the $10.0 million revenue reversal associated with the Brickhaven contract payment, and one project-specific issue continuing from the first quarter, which was completed in the second quarter. Gross profit declined to $(9.2) million from $22.1 million in the second quarter of 2018 primarily due to a combination of the project-specific issue, which resulted in unanticipated cost increases, the reversal in revenue related to the Brickhaven contract, and the delay in anticipated new business awards. Gross margin declined to (24.9)% from 24.5% in the second quarter of 2018.

Maintenance and Technical Services Segment: Maintenance and Technical Services generated revenue of $84.0 million, a decrease of $21.6 million, or 20.5%, from the second quarter of 2018. The decrease was primarily attributable to lower revenues in the Company’s nuclear services business, which resulted from fewer nuclear refueling outage services. Gross profit decreased $1.3 million, or 15.7%, to $7.1 million from $8.5 million in the second quarter of 2018. Gross margin rose to 8.5% from 8.0% in the second quarter of 2018.

Net loss attributable to Charah Solutions was $(18.0) million, while Adjusted EBITDA1 for the second quarter of 2019 was $(2.4) million, a decrease of $28.4 million from $26.0 million in the second quarter of 2018. Interest expense declined during the second quarter of 2019 by $1.4 million to $4.1 million from $5.5 million in the second quarter of 2018, primarily as a result of a reduction in the cost of debt associated with the refinancing of our term loan in September 2018, partially offset by a non-cash $0.4 million mark-to-market expense associated with the change in value of the Company’s interest rate swap during the period.

Brickhaven Payment Update

On May 29, 2019, the ash remediation contract for Charah’s Brickhaven location was deemed terminated, consistent with the Company’s previously communicated expectations. Per the terms of this contract, the customer is obligated to pay Charah for the recovery of project development costs, expected site closure costs, and post-maintenance costs upon deemed termination. After negotiations to date with customer, the Company expects the amount of the recovered costs will be approximately $80 million and expects the payment of these costs to be received by the payment deadline of August 27, 2019.

Credit Agreement Amendment

On August 13, 2019, the Company entered into an amendment to its existing credit agreement that provided for a financial covenant holiday through December 31, 2019, and amends the financial covenants for the period beginning March 31, 2020, through September 29, 2020. In recognition of the covenant relief, the amendment provides for scheduled debt reductions and reprices the borrowing rates.

2019 and 2020 Guidance

Our current guidance for 2019 and our outlook for 2020 have been lowered to reflect delays in new awards and the loss of a significant international business opportunity. Our current expectations for 2019 and our outlook for 2020 include incremental revenue that is mostly represented by booked projects, contract renewals, verbal awards and only a modest amount of new prospective awards. Our current 2020 outlook reflects a level of conservatism based on high confidence projections. The outcome in 2020 could be better than the upper end of our range in the event we are awarded one or more large prospective contracts from current or future proposals. Our current 2019 guidance has been revised as follows:

•	Revenues of $510 million to $560 million

•	Net (loss) of $(27) million to $(20) million

•	Adjusted EBITDA[2] of $25 million to $30 million

•	Free cash flow positive

Our 2020 outlook has been revised as follows:

•	Revenues of $560 million to $610 million

•	Net income of $9 million to $14 million

•	Adjusted EBITDA[2] of $45 million to $50 million

•	Free cash flow positive

Business Update

Delays in new work awards coupled with unanticipated cost increases at one remediation site led to disappointing results in the second quarter of 2019. The pace of new awards in 2019 has not been sufficient to offset the impact of projects rolling off during the year due to an increase in the size, scope, and complexity of remediation and compliance projects. As these projects have become larger and more complex, utility customers are seeking regulatory clarity as well as cost recovery through rate relief. Though this delay is impacting our 2019 results, we expect demand for our remediation and compliance services to grow as more than 1,000 ash ponds and landfills still require EPA-mandated closure or remediation. Our success rate in winning awards for the three and six months ended June 30, 2019, has been in line with the three and six months ended June 30, 2018, though the size of projects awarded has been smaller than anticipated. We have signed approximately $275 million in new contracts year-to-date and are in exclusive negotiations on approximately $400 million in additional contracts. Though the timing of future awards is difficult to determine, we believe we are well-positioned to capture a significant portion of a large and growing addressable market.

The maintenance and technical services segment results for the three and six months ended June 30, 2019, were in line with our expectations but were lower than the results for the three and six months ended June 30, 2018, primarily as a result of fewer nuclear refueling outages and a reduction in the scope of work. A substantial portion of our nuclear services operations is driven by scheduled nuclear maintenance outages, which are typically planned for every 12 to 24 months.

2

The forward looking measures of 2019 and 2020 Adjusted EBITDA are non-GAAP financial measures that cannot be reconciled to net income as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking measures.

Within our byproduct sales offerings, which is a part of our environmental solutions segment, the roll-out of our technology initiatives, including our MP618 thermal beneficiation technology and our grinding technology, has been slower than previously anticipated, resulting in a lower than expected contribution to operating results. Customer interest in our MP618 technology has been strong, and contracts are currently under negotiation.

Management continues to see regulatory and public policy trends as increasingly driving customer needs for creative remediation solutions, including where beneficiation, or recycling of ash, plays a significant role. The EPA recently finalized the Affordable Clean Energy regulations and released proposed amendments to the 2015 Coal Combustion Residuals regulations that clarify issues identified by ash producers and the ash management and recycling industry. In each case, management believes the EPA will continue to extend its support for the beneficial use of coal ash consistent with its objective of reducing the carbon footprint in the U.S.

CONFERENCE CALL

Charah Solutions will host a conference call at 8:30 a.m. ET today to discuss the second quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

Participants may access the conference call live via webcast on the Investors section of the Charah Solutions website at ir.charah.com. To participate via telephone, please dial (877) 273-7219 within the United States or (647) 689-5395 outside the United States, approximately 15 minutes prior to the scheduled start time. The conference ID for the call is 4583919.

A webcast replay will be available on the Investors section of the Charah Solutions website at ir.charah.com after 11:30 a.m. ET on Wednesday, August 14, 2019. In addition, an audio replay will be available for one week following the call and will be accessible by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 4583919.

A supplementary presentation will also be available on the Investors section of the Charah Solutions website at ir.charah.com.

ABOUT CHARAH SOLUTIONS

With 30 years of experience, Charah® Solutions, Inc. is a leading provider of environmental and maintenance services to the power generation industry, with operations in fossil fuel and nuclear power generation sites across the country. Based in Louisville, Kentucky, Charah Solutions assists utilities with all aspects of managing and recycling ash byproducts generated from the combustion of coal in the production of electricity as well as routine power plant maintenance and outage services for the fossil fuel and nuclear power generation industry. The company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash and slag sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit www.charah.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

NON-GAAP FINANCIAL MEASURES

Adjusted net (loss) income and Adjusted (loss) earnings per basic/diluted share are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted net (loss) income as Net (loss) income attributable to Charah Solutions plus, on a post-tax basis, non-recurring legal and start-up costs and expenses, and transaction-related expenses and other items. Adjusted (loss) earnings per basic/diluted share is based on Adjusted Net (loss) income.

Adjusted EBITDA and Adjusted EBITDA margin are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted EBITDA as net (loss) income before interest expense, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal and start-up costs and expenses, Brickhaven termination revenue reversal, and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. Management excludes the items listed above from net (loss) income in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within Charah Solutions’ industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net (loss) income determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Charah Solutions’ presentation of Adjusted EBITDA should not be construed as an indication that the Company’s results will be unaffected by the items excluded from Adjusted EBITDA. Charah Solutions’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. Charah Solutions uses Adjusted EBITDA margin to measure the success for the Company’s business in managing its cost base and improving profitability. A reconciliation between Adjusted EBITDA to net (loss) income, Charah Solutions’ most directly comparable financial measure calculated and presented in accordance with GAAP, along with a calculation of the Company’s Adjusted EBITDA margin is included in the supplemental financial data attached to this press release.

Investor Contact

Tony Semak, Head of Investor Relations

Charah Solutions, Inc.

ir@charah.com

(502) 245-1353

Media Contact

Katrina Gallagher

PriceWeber Marketing

media@charah.com

(502) 472-6003

CHARAH SOLUTIONS, INC.

Condensed Consolidated Balance Sheets

(dollars in thousands except per share data)

(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash	$9,581	$6,900
Trade accounts receivable	47,706	60,742
Receivable from affiliates	828	894
Costs and estimated earnings in excess of billings	90,375	86,710
Inventory	22,306	25,797
Prepaid expenses and other current assets	3,946	5,133

Total current assets	174,742	186,176
Property and equipment:
Plant, machinery and equipment	73,482	74,896
Structural fill site improvements	55,760	55,760
Vehicles	19,726	17,407
Office equipment	2,322	1,623
Buildings and leasehold improvements	262	262
Structural fill sites	7,110	7,110
Construction in progress	9,596	3,488

Total property and equipment	168,258	160,546
Less accumulated depreciation	(80,969)	(71,605)

Property and equipment, net	87,289	88,941
Other assets:
Trade names, net	34,850	34,920
Customer relationships, net	59,951	63,898
Technology, net	1,753	1,853
Non-compete and other agreements, net	108	180
Other intangible assets, net	—	22
Goodwill	74,213	74,213
Other assets	—	891
Deferred tax asset	9,136	2,747
Equity method investments	5,218	5,060

Total assets	$447,260	$458,901

CHARAH SOLUTIONS, INC.

Condensed Consolidated Balance Sheets

(dollars in thousands except per share data)

(Unaudited)

	June 30, 2019	December 31, 2018
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,273	$24,821
Billings in excess of costs and estimated earnings	160	1,352
Notes payable, current maturities	18,722	23,268
Accrued payroll and bonuses	11,588	15,480
Asset retirement obligation, current portion	14,126	14,704
Purchase option liability, current portion	7,110	10,017
Accrued expenses	20,628	22,473
Other liabilities	905	—

Total current liabilities	102,512	112,115
Long-term liabilities:
Contingent payments for acquisitions	11,349	11,214
Asset retirement obligation, less current portion	6,819	11,361
Line of credit	35,174	19,799
Notes payable, less current maturities	217,837	211,022

Total liabilities	373,691	365,511
Commitments and contingencies (see Note 11)
Stockholders’ equity:
Retained (losses) earnings	(11,632)	9,414
Common Stock, $0.01 par value; 200,000,000 shares authorized; 29,586,165 and 29,082,988 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	296	291
Additional paid-in capital	83,882	82,880

Total stockholders’ equity	72,546	92,585
Non-controlling interest	1,023	805

Total equity	73,569	93,390

Total liabilities and equity	$447,260	$458,901

CHARAH SOLUTIONS, INC.

Condensed Consolidated & Combined Statements of Operations

(dollars in thousands except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenue	$120,936	$195,723	$284,194	$351,252
Cost of sales	123,001	165,174	270,880	301,605

Gross (loss) profit	(2,065)	30,549	13,314	49,647
General and administrative expenses	17,400	18,937	31,385	33,319

Operating (loss) income	(19,465)	11,612	(18,071)	16,328
Interest expense, net	(4,102)	(5,543)	(9,154)	(9,674)
Income from equity method investment	663	699	1,217	1,286

(Loss) income before income taxes	(22,904)	6,768	(26,008)	7,940
Income tax provision	(5,628)	2,906	(6,389)	2,906

Net (loss) income	(17,276)	3,862	(19,619)	5,034
Less income attributable to non-controlling interest	750	642	1,226	1,009

Net (loss) income attributable to Charah Solutions, Inc.	$(18,026)	$3,220	$(20,845)	$4,025

(Loss) earnings per common share:
Basic	$(0.61)	$0.13	$(0.71)	$0.17
Diluted	$(0.61)	$0.13	$(0.71)	$0.16
Weighted-average shares outstanding used in (loss) earnings per common share:
Basic	29,558,752	24,477,829	29,374,295	24,096,186
Diluted	29,558,752	25,347,887	29,374,295	24,942,199
Pro forma net (loss) income information (see Note 1):
Net (loss) income attributable to Charah Solutions, Inc. before provision for income taxes	$(23,654)	$6,126	$(27,234)	$6,931
Pro forma provision for income taxes	(5,628)	1,517	(6,389)	1,720

Pro forma net (loss) income attributable to Charah Solutions, Inc.	$(18,026)	$4,609	$(20,845)	$5,211

CHARAH SOLUTIONS, INC.

Condensed Consolidated & Combined Statements of Cash Flows

(dollars in thousands)

(Unaudited)

	Six Months Ended
	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net (loss) income	$(19,619)	$5,034
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	11,635	17,135
Amortization of debt issuance costs	342	784
Deferred income tax provision	(6,389)	1,919
Loss on sale of assets	1,305	582
Income from equity method investment	(1,217)	(1,286)
Distributions received from equity investment	1,059	938
Non-cash share-based compensation	1,007	1,403
Loss (gain) on interest rate swap	1,796	(2,228)
Interest accreted on contingent earnout liability	135	—
Changes in cash due to changes in:
Trade accounts receivable	13,036	(5,289)
Receivable from affiliates	66	(82)
Costs and estimated earnings in excess of billings	(3,665)	(22,305)
Inventory	3,491	(825)
Prepaid expenses and other current assets	1,187	(2,126)
Accounts payable	4,452	8,587
Billings in excess of costs and estimated earnings	(1,192)	(8,783)
Accrued payroll and bonuses	(3,892)	1,946
Asset retirement obligation	(5,120)	14
Accrued expenses	(1,845)	2,396

Net cash used in operating activities	(3,428)	(2,186)
Cash flows from investing activities:
Proceeds from the sale of equipment	1,507	1,102
Purchases of property and equipment	(11,491)	(8,233)
Payments for business acquisitions, net of cash received	—	(19,983)
Purchase of intangible assets	—	(31)

Net cash used in investing activities	(9,984)	(27,145)
Cash flows from financing activities:
Net proceeds on line of credit	15,375	—
Proceeds from long-term debt	9,994	8,400
Principal payments on long-term debt	(8,067)	(45,547)

	Six Months Ended
	June 30, 2019	June 30, 2018
Repurchases of shares	(201)	—
Payments of offering costs	—	(8,622)
Issuance of common stock	—	59,241
Distributions to non-controlling interest	(1,008)	(721)
Distributions to members	—	(686)

Net cash provided by financing activities	16,093	12,065

Net increase (decrease) in cash	2,681	(17,266)
Cash, beginning of period	6,900	32,264

Cash, end of period	$9,581	$14,998

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$4,889	$11,163
Cash paid during the year for taxes	$—	$—

CHARAH SOLUTIONS, INC.

Segment Results and Adjusted EBITDA

(dollars in thousands unless otherwise indicated)

	Three Months Ended
	June 30,		Change
	2019	2018	$	%
	(dollars in thousands)
Revenues:
Environmental Solutions	$36,950	$90,113	$(53,163)	(59.0)%
Maintenance and Technical Services	83,986	105,610	(21,624)	(20.5)%

Total revenue	120,936	195,723	(74,787)	(38.2)%
Cost of sales	123,001	165,174	(42,173)	(25.5)%

Gross (Loss) Profit:
Environmental Solutions	(9,188)	22,096	(31,284)	(141.6)%
Maintenance and Technical Services	7,123	8,453	(1,330)	(15.7)%

Total gross (loss) profit	(2,065)	30,549	(32,614)	(106.8)%
General and administrative expenses	17,400	18,937	(1,537)	(8.1)%

Operating (loss) income	(19,465)	11,612	(31,077)	(267.6)%
Interest expense, net	(4,102)	(5,543)	1,441	26.0%
Income from equity method investment	663	699	(36)	(5.2)%

(Loss) income before taxes	(22,904)	6,768	(29,672)	(438.4)%
Income tax provision	(5,628)	2,906	(8,534)	(100.0)%

Net (loss) income	(17,276)	3,862	(21,138)	(547.3)%
Less income attributable to non-controlling interest	750	642	108	16.8%

Net (loss) income attributable to Charah Solutions, Inc.	(18,026)	3,220	(21,246)	(659.8)%

Adjusted EBITDA(1)	$(2,353)	$25,999	$(28,352)	(109.1)%
Adjusted EBITDA margin(1)	(1.9)%	13.3%	(15.2)%	N/A

(1)	Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures.

CHARAH SOLUTIONS, INC.

Non-GAAP Reconciliation: Net (Loss) Income to Adjusted EBITDA

(dollars in thousands)

	Three Months Ended
	June 30,
	2019	2018
Net (loss) income attributable to Charah Solutions, Inc.	$(18,026)	$3,220
Interest expense, net	4,102	5,543
Income tax provision	(5,628)	2,906
Depreciation and amortization	5,378	8,704
Elimination of certain non-recurring legal costs and expenses(1)	—	2,489
Elimination of certain non-recurring start-up costs(2)	—	688
Equity-based compensation	799	1,292
Brickhaven termination revenue reversal	10,000	—
Transaction related expenses and other items(3)	1,022	1,157

Adjusted EBITDA	$(2,353)	$25,999

Adjusted EBITDA margin(4)	(1.9)%	13.3%

(1)

Represents non-recurring legal costs and accruals associated with outstanding or settled legal claims, which amounts are not representative of legal costs that we historically incur in the ordinary course of our business.

(2)

Represents non-recurring start-up costs associated with the startup of Allied Power Management, LLC (“Allied”) and our nuclear services offerings, including the setup of financial operations systems and modules, pre-contract expenses to obtain initial contracts and the hiring of operational staff. Because these costs are associated with the initial setup of the Allied business to initiate the operations involved in our nuclear services offerings, these costs are non-recurring in the normal course of our business.

(3)	Represents SCB transaction expenses, executive severance costs, IPO-related costs and other miscellaneous items.
(4)

Adjusted EBITDA margin is a non-GAAP financial measure that represents the ratio of Adjusted EBITDA to total revenues. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability.

CHARAH SOLUTIONS, INC.

Non-GAAP Reconciliation: Net (Loss) Income to Adjusted Net (Loss) Income and

Adjusted (Loss) Earnings per Diluted Share

(dollars in thousands except per share data)

(Unaudited)

	Three Months Ended June 30,
(in thousands, except per share data)	2019	2018
Net (loss) income attributable to Charah Solutions, Inc.	$(18,026)	$3,220
Income tax provision	(5,628)	2,906
Elimination of certain non-recurring legal costs and expenses(1)	—	2,489
Elimination of certain non-recurring start-up costs(2)	—	688
Brickhaven termination revenue reversal	10,000	—
Transaction-related expenses and other items(3)	1,022	1,157
Adjusted (loss) income before income taxes attributable to Charah Solutions, Inc.	(12,632)	10,460
Adjusted income tax provision(4)	3,144	(2,603)
Adjusted net (loss) income attributable to Charah Solutions, Inc.	(9,488)	7,857
Weighted average basic / diluted share count(5)	29,559	25,348
Adjusted (loss) earnings per diluted share	$(0.32)	$0.31

(1)

Represents non-recurring legal costs and expenses, which amounts are not representative of legal costs that we historically incur in the ordinary course of our business. Negative amounts represent insurance recoveries related to these matters.

(2)

Represents non-recurring start-up costs associated with the startup of Allied and our nuclear services offerings, including the setup of financial operations systems and modules, pre-contract expenses to obtain initial contracts and the hiring of operational staff. Because these costs are associated with the initial setup of the Allied business to initiate the operations involved in our nuclear services offerings, these costs are non-recurring in the normal course of our business.

(3)	Represents SCB transaction expenses, executive severance costs, IPO-related costs and other miscellaneous items.
(4)	Represents the statutory income tax rate of 24.89%, multiplied by adjusted income before income taxes attributable to Charah Solutions, Inc.
(5)

As a result of net loss per share for the three months ended June 30, 2019, the inclusion of all potentially dilutive shares would be anti-dilutive. Therefore, dilutive shares (in thousands) of 1,413 were excluded from the computation of weighted-average shares.